As filed with the Securities and Exchange Commission on August 26, 2022.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Gates Industrial Corporation plc

(Exact name of registrant as specified in its charter)

England and Wales	98-1395184
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1144 Fifteenth Street

Denver, Colorado 80202

Telephone: (303) 744-1911

(Address of Principal Executive Offices)

Gates Industrial Corporation plc 2018 Omnibus Incentive Plan

(Full title of the plan)

Cristin C. Bracken

Senior Vice President, Chief Legal Officer and Corporate Secretary

1144 Fifteenth Street

Denver, Colorado 80202

Telephone: (303) 744-1911

(Name and address and telephone number, including area code, of agent for service)

With copy to:

Edgar J. Lewandowski

Jonathan R. Ozner

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

Telephone: (212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.      ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Gates Industrial Corporation plc (the “Registrant”) for the purpose of registering additional ordinary shares, par value $0.01 per share, of the Registrant (the “Ordinary Shares”), reserved for issuance under the Gates Industrial Corporation plc 2018 Omnibus Incentive Plan (the “Plan”). These Ordinary Shares are additional securities of the same class as other securities for which an original registration statement (File No. 333-222747) on Form S-8 was filed with the Securities and Exchange Commission (the “Commission”) on January 29, 2018 (the “Original Registration Statement”), which registered 12,500,000 Ordinary Shares issuable under the Plan.

The Ordinary Shares registered by this Registration Statement consist of (i) 6,500,000 Ordinary Shares that have become reserved for issuance as a result of the operation of the “evergreen” provision of the Plan, which provides that the total number of shares subject to the Plan will be increased on the first day of each fiscal year pursuant to a specified formula, and (ii) 1,344,017 Ordinary Shares that have become available for issuance under the Plan as a result of forfeiture, termination, expiration or repurchase of stock options or other stock awards. Other than the 6,500,000 Ordinary Shares that have become available for issuance pursuant to the “evergreen” provision of the Plan, the shares registered by this Registration Statement do not represent an increase in the number of shares previously reserved for issuance under the Plan.

Pursuant to General Instruction E to Form S-8, the contents of the Original Registration Statement are incorporated by reference into this Registration Statement, except that the provisions contained in Part II of such Original Registration Statement are modified or supplemented, as the case may be, as set forth in this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

•	the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 1, 2022 (the “Annual Report”);

•	the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended April 2, 2022 and July 2, 2022;

•	the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on April 28, 2022 (solely those portions that were incorporated by reference into the Annual Report);

•	the Registrant’s Current Reports on Form 8-K filed with the SEC on March 29, 2022, June 10, 2022 and July 29, 2022; and

•	the description of the Registrant’s securities filed as Exhibit 4.1 to the Annual Report.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 and/or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

(a) Exhibits. See the Exhibit Index immediately preceding the signature pages hereto, which is incorporated by reference as if fully set forth herein.

(b) Financial Statement Schedules

None

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Incorporation of Gates Industrial Corporation plc (incorporated by reference to Exhibit 3.1 to the Registrant’s registration statement on Form S-1 (File No. 333-222310) filed with the Commission on January 8, 2018)

3.2	Articles of Association of Gates Industrial Corporation plc, effective October 7, 2019 (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on November 6, 2019)

5.1*	Opinion of Simpson Thacher & Bartlett LLP

10.1	Gates Industrial Corporation plc 2018 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.11 to the Registrant’s registration statement on Form S-1 (File No. 333-222310) filed with the Commission on January 12, 2018)

23.1*	Consent of Deloitte & Touche LLP

23.3*	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1)

24.1*	Power of Attorney (included in signature pages of this Registration Statement)

107.1*	Filing fee table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, State of Colorado, on the 26th day of August, 2022.

GATES INDUSTRIAL CORPORATION PLC

By:	/s/ Ivo Jurek
Name: Ivo Jurek
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Ivo Jurek, L. Brooks Mallard and Cristin C. Bracken, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments or supplements to this Registration Statement, including post-effective amendments to the Registration Statement, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities indicated on the 26th day of August, 2022.

Signature	Title

/s/ Ivo Jurek	Chief Executive Officer and Director
Ivo Jurek	(principal executive officer)

/s/ L. Brooks Mallard	Executive Vice President and Chief Financial Officer
L. Brooks Mallard	(principal financial officer and Gates’ authorized representative in the United States)

/s/ David M. Wisniewski	Chief Accounting Officer
David M. Wisniewski	(principal accounting officer)

/s/ Neil P. Simpkins	Director
Neil P. Simpkins

/s/ James W. Ireland, III	Director
James W. Ireland, III

/s/ Julia C. Kahr	Director
Julia C. Kahr

/s/ Terry Klebe	Director
Terry Klebe

/s/ Stephanie K. Mains	Director
Stephanie K. Mains

/s/ Wilson S. Neely	Director
Wilson S. Neely

/s/ Alicia Tillman	Director
Alicia Tillman

/s/ Peifang Zhang	Director
Peifang Zhang